Exhibit 10.35

February 17, 2005

James L. Fares
16 Spanish Bay Drive
Newport Beach, CA 92660

Dear Jim:

On behalf of the Board of Directors of Questcor Pharmaceuticals, Inc. (“Questcor” or the “Company”), I am pleased to extend a formal offer to you regarding the position of President and Chief Executive Officer of the Company. We are truly excited to have you as part of the team.

TITLE AND EFFECTIVE DATE OF EMPLOYMENT:

The formal effective date of this position is Friday, February 18, 2005, and if you accept this offer to become the President & Chief Executive Officer, you will begin as an exempt employee on that day reporting directly to the Board of Directors. You will also become a member of the Board of Directors, effective as of this date. Should you leave your employment with Questcor for any reason whatsoever, you will immediately resign from the Board of Directors effective the same date.

SALARY:

Your salary for the calendar year 2005 will be Twenty-Five Thousand Dollars and No Cents ($25,000.00) per month or Three Hundred Thousand Dollars and No Cents ($300,000.00) on an annual basis. Your salary, and in fact your entire compensation package, will be reviewed at the end of calendar 2005 by the Compensation Committee of the Board of Directors.

INCENTIVE BONUS PLAN:

As a senior executive you will be eligible to participate in the Company’s incentive bonus plan in amounts and percentages as determined by the Company’s Board of Directors in its sole discretion. For the year ending December 31, 2005, your targeted potential cash bonus, based on achievement of goals to be agreed upon by 31 March, 2005, will be Seventy Five Thousand Dollars and No Cents ($75,000.00) and, if earned, would be payable in early 2006. For the year ending December 31, 2006, your targeted potential cash bonus will be at least One Hundred Thousand Dollars and No Cents ($100,000.00), would be based upon mutually agreed performance goals and, if earned, would be payable in early 2007. Assessment of performance achievement and any bonus awards granted will be at the sole discretion of the Compensation Committee and/or the Board of Directors of Questcor.

Albert Hansen
Questcor Pharmaceuticals, Inc.
February 17, 2005

Your salary and any bonuses will be subject to the customary withholding and employment taxes as required by law with respect to compensation paid by an employer to an employee, including the requirement that you provide to the Company sufficient cash to satisfy the Company’s withholding obligations with respect to any stock you receive.

STOCK OPTIONS:

As President and Chief Executive Officer you will participate in the Company’s Stock Option Plan. Subject to the Board of Directors’ approval and in compliance with applicable state and Federal securities laws, upon commencement of employment, you will be granted stock options to purchase 1.5 million shares of the common stock of the Company. The exercise price will be equal to the fair market value of the Company’s common stock on the date of grant (as determined pursuant to the Company’s Stock Option Plan).

The stock options will be “incentive stock options” to the extent permitted by applicable law and will be subject to a four (4) year vesting schedule, which is as follows:

During the first full year of employment there will be no vesting until you have reached the last day of One (1) full year and upon that date you will vest Twenty-Five Percent (25%) of the Grant. Thereafter, the options will vest at a rate of 1/36 per month for the remaining Thirty-Six (36) months.

The options will have a ten (10) year term. A copy of the Company’s Stock Option Plan will be sent to you under separate cover.

Based upon your performance, you may also qualify for additional grants of options to acquire common stock of the Company subject to determination by the Board of Directors in its sole discretion.

In a separate agreement to be provided to you under separate cover, the Company will agree that upon a Change of Control of the Company, if your employment is terminated by the Company other than for “cause” (as defined in such agreement) or if you resign your employment upon 30 days’ prior written notice to the Company for “good reason” (as defined in such agreement) within six months of the Change of Control, one-half of your unvested stock options will accelerate and become immediately vested and exercisable.

OTHER BENEFITS:

You and your family will be eligible for the health and dental benefits provided by the Company, subject to the underwriting requirements of the providers of those plans. Copies of the plans will be provided under separate cover.

As President and Chief Executive Officer you will be entitled to Four (4) weeks of paid vacation per year.

Albert Hansen
Questcor Pharmaceuticals, Inc.
February 17, 2005

The Company agrees to reimburse you for reasonable commuting and temporary living expenses incurred during 2005 as a result of your current permanent residence in Newport Beach, CA. The Company and you will mutually agree to a budget to cover such expenses.

INDEMNIFICATION:

The Company agrees to provide you with indemnification equivalent to that provided to other senior management and pursuant to the Company’s Directors and Officers insurance policies as in place from time to time.

SEVERANCE:

In the event (i) your employment is terminated by the Company other than (x) for Cause (as defined below) or (y) as a result of your disability, or (ii) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), during your first three years of employment, you will receive severance compensation totaling Six (6) months of base salary. In the event (i) your employment is terminated by the Company other than (x) for Cause (as defined below) or (y) as a result of your disability, or (ii) you resign your employment upon 30 days’ prior written notice to the Company for Good Reason (as defined below), after your first three years of employment, you will receive severance compensation totaling Twelve (12) months of base salary.

As a condition to receiving severance compensation, you will need to execute a general release of claims against the Company and its officers, directors, agents and shareholders. Such general release will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination. Severance compensation will be paid in accordance with normal payroll procedures. If you are reemployed at any time during the severance period, all further severance compensation payments shall immediately cease.

“Cause” will mean termination of your employment for any one or more of the following: (i) habitual or material neglect of your assigned duties (other than by reason of disability) or intentional refusal to perform your assigned duties (other than by reason of disability) which continues uncured for 30 days following receipt of written notice of such deficiency or “Cause” event from the Board of Directors, specifying in detail the scope and nature of the deficiency or the “Cause” event; (ii) an act of dishonesty intended to result in your gain or personal enrichment; (iii) personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates; (iv) committing a felony or gross misdemeanor directly relating to, an act of dishonesty or fraud against, or a misappropriation of property belonging to, the Company or its affiliates; (v) personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; (vi) intentionally breaching in any material respect the terms of any nondisclosure agreement with the Company; or (vii) commencement of employment with another Company while an employee of the Company without the prior consent of the Board of Directors. Any determination of “Cause” as used

Albert Hansen
Questcor Pharmaceuticals, Inc.
February 17, 2005

herein will be made only in good faith by the Board of Directors.

“Good Reason” will mean the removal of your title of Chief Executive Officer without your written consent; provided, however, that Good Reason shall not exist as a result of any reduction of your authority, duties or responsibilities so long as you retain the title of Chief Executive Officer of the Company.

This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

MISCELLANEOUS:

Your employment pursuant to this offer is contingent upon your execution of Questcor’s standard employee Confidentiality Information and Invention Assignment Agreement and completion of U.S. Department of Justice Form I-9 (which verifies your U.S. citizenship). You should also be aware that, your employment with the Company is “at will.” This means that the Company has the right to terminate your employment at any time with or without Cause.

Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Letter Agreement, or otherwise, shall be finally settled by binding arbitration held in Union City, California, by one arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply California law in the resolution of all controversies, claims and disputes. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Letter Agreement and their respective affiliates. The Company shall bear all costs of the arbitrator in any action brought under this section. The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate California court and in connection with such action the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

Jim, I hope this offer of employment with Questcor meets with your expectations and approval. If it does please indicate your acceptance of this offer of employment by returning a signed copy of this letter to me at your earliest opportunity.

This offer, if not accepted or previously withdrawn, will expire at 4:00 PM, PST on Friday, February 18, 2005.

Albert Hansen
Questcor Pharmaceuticals, Inc.
February 17, 2005

If you have any questions or require amplification please call me. I look forward to hearing from you soon.

Sincerely,

/s/ Albert Hansen

Albert Hansen
Chairman of the Board and
Acting Chief Executive Officer

Accepted by:

/s/ James L. Fares
Mr. James L. Fares

Date: February 18, 2005